Exhibit 99.1

FOR IMMEDIATE RELEASE                                         Contact: John Kyte
March 16, 2000                                                      803-933-4212

SAFETY-KLEEN ANNOUNCES $20 MILLION ADDITIONAL CREDIT AVAILABILITY

         (Columbia, S.C.) - In an important financial development, Safety-Kleen today announced that it has reached agreement with a group of its banks to make available to the company up to $20 million in additional credit.

         "This is extremely good news for the company," said Grover Wrenn, vice chairman of Safety-Kleen's Board of Directors. "These funds will help us maintain our business operations while we develop a comprehensive plan to ensure the long-term financial stability of the company."

         Safety-Kleen,  a hazardous waste management firm headquartered in South
Carolina,   is   conducting   an  internal  in   investigation   of   accounting
irregularities.

         "As soon as the Board of Directors discovered the accounting problems, we took the proper steps to report the situation and begin correcting the problems," Wrenn said. "The unfortunate result of doing the right thing is that some lines of credit dried up, but we have been working diligently to develop new credit options, and we are pleased to announce this initial success."

         Wrenn said Safety-Kleen is "a strong company in a necessary business" and that the company is doing everything it can to continue delivering high quality service to its customers.

         "I have personally spoken to many of our largest customers in the past few days, as well as to my account managers, and what we are hearing is that our customers intend to stick with us during this difficult time," Wrenn said. "They seem to understand that we are working full time with a strong management team to get this company back on track as quickly as possible."

         Wrenn said the Safety-Kleen has also retained some of the top accounting and legal experts in the nation to help the company identify all the appropriate issues and help develop a comprehensive plan for moving the company forward.

         "We face a significant challenge, but we are not going to let the situation affect our commitment to our customers, to our daily operations and to our environmental stewardship," Wrenn said. "We intend to move forward, and we intend to honor our obligations and responsibilities to all of our constituencies."

         This press release contains forward-looking statements. Actual results and events may differ materially from those projected in the forward-looking statements. Many factors could cause actual events and results to differ from those expected, including, but not limited to, the conclusion of negotiations with the lenders, the availability of additional funding under the interim credit facility, the purchaser's due diligence investigation of the Elgin facility, and matters that may arise during the negotiation of definitive documentation for the sale of that property.